Exhibit 99.1

BioSig Initiates Artificial Intelligence Development Program with Technion – Israel Institute of Technology

Company partners with the leading academic institution on research and development of AI-driven methods for atrial fibrillation procedures

Westport, CT, November 16, 2021 /GLOBE NEWSWIRE/ — BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company entered into a feasibility study with The Technion Research & Development Foundation Ltd.

Based in Haifa, Israel, Technion – Israel Institute of Technology is a public research university offering degrees in science, engineering, and related fields, such as medicine, industrial management, and education. Over the years, the Technion established itself as a leading academic institution in Artificial Intelligence (AI). It is currently ranked as number one in AI in Europe and 15th in the world, with 100 faculty members engaged in areas across the AI spectrum.

The feasibility program with BioSig will be led by Asst. Prof. Joachim Behar, Head of the Artificial Intelligence in Medicine Laboratory (AIMLab) at the Technion. Under the terms of the program, the ECG signals supplied by the PURE EP™ System, the Company’s signal processing technology for arrhythmia care, will be analyzed in the context of developing AI-powered algorithms for atrial fibrillation ablation procedures.

“Artificial Intelligence is promptly becoming an essential tool for increasing efficiency and driving value in many sectors of healthcare, but predictive insights that form the foundation for machine learning solutions are dependant on the high-quality input data. Our clinical work provides us with vast volumes of smaller, often undetectable cardiac signals that hold additional diagnostic information, and we are thrilled to partner with Prof. Behar and his Technion team to take our AI work to the next level. Their expertise in developing deep learning systems for ECG records is invaluable to this program, and we look forward to reporting on the progress of this promising new project,” commented Kenneth L. Londoner, Chairman, and CEO of BioSig Technologies, Inc.

“The laboratory for artificial intelligence in medicine (AIMLab.) at the Technion focuses on the usage of advanced signal processing and machine learning in medicine within the context of physiological time series analysis with a specific focus in cardiology where we have 10 years of expertise in processing and analysing the ECG signal. In particular, in our most recent research we have developed robust deep learning algorithms for AF diagnosis and risk prediction working on large databases - totalling over a million ECG recordings. We look forward to contributing our expertise to support leading industry in the field providing novel clinical ECG analysis tools. Our new partnership with BioSig is aligned with this desire to contribute and impact the medical field through AI powered algorithms to support clinical decision making in cardiology," commented Asst. Prof. Behar.

One in 18 Americans suffers from a cardiac arrhythmia. Atrial fibrillation is the most common arrhythmia type, affecting over 33 million people worldwide, including over 6 million in the U.S. The number of people suffering from atrial fibrillation is expected to reach 8-12 million by 20501. According to the Centers for Disease Control and Prevention (CDC), atrial fibrillation causes more than 750,000 hospitalizations in the U.S. each year, resulting in approximately $6 billion in healthcare spending annually2.

The PURE EP™ is an FDA 510(k) cleared non-invasive class II device that aims to drive procedural efficiency and efficacy in cardiac electrophysiology. To date, over 70 physicians have completed over 1600 patient cases with the PURE EP™ System. Clinical data acquired by the PURE EP™ System in a multi-center study at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center, Mayo Clinic Jacksonville and Massachusetts General Hospital was recently published in the Journal of Cardiovascular Electrophysiology and is available electronically with open access via the Wiley Online Library. Study results showed 93% consensus across the blinded reviewers with a 75% overall improvement in intracardiac signal quality and confidence in interpreting PURE EP™ signals over conventional sources.

About Technion – Israel Institute of Technology

Founded in 1912, Technion-Israel Institute of Technology is Israel’s first university and its largest center of applied research. Technion is ranked among the leading technological universities worldwide. A major source of the innovation and brainpower that drives the Israeli economy, Technion is the engine behind Israel’s renown as the iconic “Startup Nation.” Technion people, ideas, and inventions have made, and continue to make tremendous scientific contributions in fields such as medicine, sustainable energy, computer science, water conservation, and nanotechnology. It is one of a handful of technological institutes worldwide with a medical school, facilitating the rapid development of advanced therapies and devices, from the laboratory to the patient's bedside.

Technion’s success is attributed to its unwavering commitment to excellence in education and research. The University is proud of its four Nobel laureates – Aaron Ciechanover, Avram Hershko, Dan Shechtman, and Arieh Warshel. Technion currently ties with MIT in 8th place for the number of Nobel prizewinners this century.

In 2011, Technion and Cornell University partnered to establish an applied science and engineering institution in New York City: The Joan and Irwin Jacobs Technion Cornell Institute (JTCI). In 2013, Technion joined with Shantou University to establish the Guangdong Technion-Israel Institute of Technology (GTIT) in China.

The Technion Research and Development Foundation (TRDF) manages university research programs and performs testing and research services for industry and government. T3, the technology transfer arm of TRDF, takes the university’s game-breaking scientific ideas and matches them with investors and entrepreneurs, licensing intellectual property and supporting the establishment of startup companies.

1 Top 10 Things You should Know About Heart Rhythm; Scripps Health.

2 Managing Atrial Fibrillation; Lisa Eramom MA, Medical Economics Journal, February 25, 2019, Volume 96, Issue 4

About BioSig Technologies
BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP (tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133